Exhibit 10.24

SHARPER IMAGE CORPORATION

EXECUTIVE SEVERANCE PAY POLICY

Effective October 12, 2006

I.	POLICY

It is the intent of this Executive Severance Pay Policy (“Policy”) to provide guidelines for the granting of severance pay and/or certain other benefits (collectively “Severance Pay”) to certain officers of the Company who are Vice Presidents or of a more senior position involuntarily separated from Sharper Image Corporation and its subsidiaries (the “Company”). This Policy is intended to constitute a Summary Plan Description (“SPD”) as defined by the Employee Retirement Income Security Act of 1974 (“ERISA”) and is the formal Plan Document.

II.	APPLICATION AND ELIGIBILITY

This Policy applies to certain U.S. officers of the Company who are Vice Presidents or of a more senior position who are involuntarily separated from the Company on or after the effective date of this Policy (the “Participants”). This Policy supersedes any and all prior policies or practices relating to severance, separation or termination pay for such employees, except the Company’s Basic Severance Policy, as in effect from time to time. The acceptance of any severance pay or benefits under this Policy shall constitute a waiver of any severance pay the Participant would have been entitled to under any such prior policies or practices, any employment or other agreement between the Company and the Participant, and under any other severance policy of the Company, including the Basic Severance Policy.

Payments and benefits under this Policy are not required under the Company’s standard policies generally applicable to salaried employees. Payments and benefits under this Policy shall be reduced by any specific statutory requirements, including without limitation the Worker Adjustment and Notification Act of 1988 (WARN) or similar state or local law, for notice periods or the payment of severance pay and/or other benefits. Employees are eligible for severance pay or benefits under this Policy only if they execute and let become effective a separation agreement which includes a release by the Employee and non-competition and confidentiality provisions binding on the Employee satisfactory to the Company, in its sole discretion (“Separation Agreement”). Employees who do not execute the Separation Agreement are not eligible to receive severance pay and other benefits under this Policy. In the event the Company, in its sole discretion, commences severance pay or other benefits under this policy pending the execution of a Separation Agreement, such event shall not preclude the Company from ceasing any and all of such benefits if such Separation Agreement is not signed, shall not be a waiver of any right of the Company to enforce each and every provision of this Policy at any time, including ceasing any such payments and/or benefits, shall not be deemed an oral Separation Agreement or a separation agreement of any kind, and the Company shall be entitled to the repayment from the participant of any such payment and/or benefits.

III.	ADMINISTRATION

A.	Exclusions

Under no circumstance will Severance Pay be granted to a Participant who leaves the Company for voluntary reasons such as resignation.

Severance Pay will also not be granted to a Participant who is discharged by the Company for Cause as determined in the Company’s sole discretion or whose employment is terminated due to death or disability. Cause includes, without limitation, the following:

1.	The willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to the Participant which identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties and the Participant has not promptly corrected such deficiencies.

2.	Material violation of any code of conduct adopted by the Company, as such may be amended from time to time, or any successor code of conduct.

3.	Material violations of Company policies, as such may be adopted or amended from time to time, including, without limitation policies or procedures on financial reporting or accounting, policies or procedures.

4.	Disclosure or misappropriation of confidential information, trade secrets or corporate opportunities.

5.	Violation of employee agreements including, without limitation, agreements pertaining to invention and confidential disclosure and non-competition and non-solicitation.

6.	Unlawful manufacture, distribution, dispensation, possession or use of a controlled substance on Company premises or while conducting Company business off Company premises.

7.	Possession of firearms or lethal weapons of any kind on Company premises or while conducting Company business off Company premises, in either case, without written Company authorization.

8.	Insubordination.

9.	Refusing to participate or cooperate in an investigation conducted by, or on behalf of, the Company.

10.	Negligent failure to safeguard Company property or negligently defacing or destroying Company property, or misappropriation of Company property.

11.	Dishonest behavior including, but not limited to embezzlement, theft, false entries in company records, improper use of a corporate credit card which was guaranteed by the Company, or the improper acceptance of money, gifts and other items of value.

12.	Falsifying employment papers, time sheets or other company records.

13.	Aiding others in dishonest conduct.

14.	Being arrested for a criminal offense and following the subsequent inquiry by the Company as to the circumstances resulting in the arrest.

15.	Commission of an act which constitutes a felony or misdemeanor under applicable Federal, State, foreign or local law.

16.	Violation of the Company’s operating and/or financial/accounting procedures which results in material loss to the Company, as determined by the Company.

17.	Misappropriation, falsification and/or unauthorized alteration of Company records.

18.	Withholding or failing to report information related to any offense either past or potential involving dishonesty or a breach of trust against the Company.

19.	Sabotage, malicious adulteration of product, industrial espionage.

20.	Assisting others in unauthorized entry into company premises.

21.	Improper use of employee access card.

22.	Refusing to sign a form acknowledging probationary status or a performance appraisal form.

23.	Breach of the employee duty of loyalty or the employee fiduciary duty to the Company whether imposed by statute or common law.

24.	Commission of any other act that is intentionally detrimental to the Company’s business or reputation.

If subsequent to the commencement of Severance Pay, the Company discovers that the Participant committed acts while employed with the Company which constituted Cause, or discovers that the Participant at any time violated any of the Agreements or any other employee agreement between the Participant and the Company, the Company may cease further payments of Severance Pay and may require the Participant to reimburse the Company for all payment of Severance Pay previously made.

Change in Control. Severance Pay under this Policy will not be granted if the Company sells or otherwise disposes of the business in which the Participant was employed, and either (a) the Participant accepts employment with the buyer of such business, or (b) the Participant rejects an offer of employment by the buyer of such business involving position, compensation and benefits which are substantially the same or better, taken as a whole, than the Participant’s position, compensation and benefits with the Company immediately prior to such sale or disposition, and in the same metropolitan area as the Participant’s employment with the Company.

Change in Position. Severance Pay under the Policy will not be granted if the Company restructures or eliminates the position in which Participant was employed and the Participant rejects an offer of employment by the Company of a position with the same or better compensation and benefits, taken as a whole, as the Participant’s position, compensation and benefits with the Company immediately prior to such change, and in the same metropolitan area as the Participant’s employment with the Company.

B.	Severance Pay

Participants will be eligible to receive up to nine (9) months (the “Severance Period”) of severance pay and benefits if they execute the Separation Agreement.

Participants will receive Severance Pay to which they are eligible in equal installments over the Severance Period in accordance with the Participant’s regular payroll schedule at the base rate of pay in effect as of the date of employment termination, less amounts required to be withheld under law.

If any portion of the Severance Pay under this Policy becomes subject to the 20% excise tax imposed under Section 4099 of the Internal Revenue Code (or any state law equivalent) on executives who receive “golden parachute” payments, the amounts scheduled may, if the Participant or the Company elects in case of any particular Participant, be cut back as necessary to prevent the Participant from incurring such excise tax.

Section 409. Notwithstanding anything in this Policy to the contrary, in the event that any payment or benefits payable or otherwise provided hereunder would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended ( “Section 409A”), Participant and the Company shall adjust the terms of such payment or benefit in a commercially reasonable manner to comply in good faith with the requirements of Section 409A and to avoid the imposition of any tax or penalty with respect to such payment or benefit under Section 409A, including the Participant agreeing to delay the receipt of any payments until after the expiration of a six month wait after termination of employment, but in no event shall this clause require the Company to agree to any adjustment that increases the cost to the Company of providing any payments or benefits under this Policy to the Employee.

C.	Mitigation

Except as otherwise agreed to in writing by the Company or as provided in the following paragraph, if during the Severance Period, the Participant accepts other employment including but not limited to as an employee, consultant or independent contractor (“Employment”), the amount of severance pay payable to the Participant pursuant to Section III.B. shall be reduced by the amount of any compensation payable as a result of such Employment. The amount will also be reduced by the amount of such other severance or termination payments (other than unused unpaid vacation) due otherwise than under this Policy on account of the Participant’s termination of employment including, but not limited to, any payments required under any federal, state or local law received by the Participant, including WARN.

Notwithstanding the foregoing, if the Company determines that the Participant has undertaken New Employment (as hereinafter defined), the Company, in lieu of a reduction of severance payments, may, in its sole discretion, elect to pay, within 30 days of such determination, the Participant a lump sum equal to the lesser of (i) 50% of the balance of the payments thereafter provided to be made pursuant to Section III.B., or (ii) six months’ payments at the rate provided for in Section III.B., in either case less amounts required by law to be withheld. “New Employment” shall mean employment undertaken by the Participant (i) pursuant to an agreement, offer letter or policy which provides for not less than six months’ severance upon termination of such employment otherwise than for Good Reason or Cause, or (ii) which continues with an employer and/or its affiliates for not less than three months, or (iii) which the Participant elects, by written notice to the Company, to treat as New Employment for purposes of this Policy. Any payment made by the Company pursuant to this paragraph shall be in satisfaction and discharge of any further obligation of the Company pursuant to this Policy and the Separation Agreement.

D.	Non-Competition, Non-Solicitation and Confidentiality

The non-competition and non-solicitation provision of any agreement signed by the Participant shall remain in effect for the greater of the time period defined in said agreement or the duration of the Severance Period provided for in Section III.B., notwithstanding any cessation of payments in the event that the Participant undertakes New Employment and receives the lump sum payment pursuant to Section III.C or any other reduction of payments in the event of other payments due on account of the employee’s termination of employment pursuant to Section III.C. The obligation of confidentiality by the Participant set forth in the Company’s agreement(s) with the Participant or policies of the Company binding on or covering the Participant shall remain in effect for perpetuity regardless of any cessation of payments pursuant to this Policy.

E.	Continuation of Medical/Dental Benefits

The Participant will be permitted to continue participation in the Company’s group medical and/or dental benefit plans at the contribution level in effect for active employees until the end of the Severance Period or the date the employee is determined to have undertaken New Employment, whichever first occurs, if Participant elects to participate pursuant to COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985). However, the Participant will cease to be eligible for these benefits if the Participant becomes covered by medical or dental plans of another employer or becomes eligible for Medicare. Continued participation in the Company’s group medical and/or dental plans will be governed by the terms and conditions of such plans as in effect when employment terminates, provided that if such plans are amended as to the group of employees in which the Participant was included at the time of termination, the newer provisions shall apply.

In order to remain eligible for continued medical or dental benefits during the Severance Period, the Participant must make timely premium payments in the same amount paid by then current employees, and must submit such evidence of non-coverage as the Company may reasonably require. If the Participant is entitled and elects under applicable federal law to continue such benefits under COBRA after the Severance Period, the employee must make timely COBRA premium payments as required.

F.	Other Employee Benefits

The provisions of other employee benefit and/or compensation programs (other than severance policies and practices, including the Company’s Basic Severance Policy, or the equivalent) including, but not limited to, vacation pay, any bonus plan, or any stock option or equity plan concerning benefits available upon termination of employment will apply. This Policy is not intended to describe the provisions or administrative practices of any other employee benefit and/or compensation program, policy or plan. Any benefits that may also be available under any other such program, policy or plan must be determined solely in accordance with the terms and administrative provisions of such program, policy or plan.

G.	Employment Contracts or Other Written Agreements In Effect

If on the date of termination, an employment contract or other written agreement between a Participant and the Company is in effect, then unless otherwise provided by the terms of such written agreement the Participant will be permitted to choose among (i) the severance pay and benefits provided in such employment contract or agreement, (ii) the severance pay and benefits payable in accordance with this Policy or (iii) if eligible, the severance pay and benefits payable in accordance with the Basic Severance Policy.

H.	Non-Uniform Determinations

The Company’s determinations under this Policy need not be uniform and may be made by it selectively, for any nondiscriminatory reason and for no reason, among the persons who receive, or are eligible to receive, awards hereunder (whether or not such persons are similarly situated).

I.	Policy Construction

The Company and/or its duly authorized designee(s) have the exclusive right, power and authority, in its sole and absolute discretion, to administer, apply, construe and interpret the terms of this Policy, including any related plan documents, and to decide all matters (including factual matters) arising in connection with the operation or administration of the Policy. Without limiting the generality of the foregoing, the Company and/or its duly authorized designee(s) shall have the sole and absolute discretionary authority to: (i) take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Policy; (ii) formulate, interpret and apply rules, regulations and policies necessary to administer the Policy in accordance with its terms; (iii) decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Policy; (iv) resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Policy, including any related documents; (v) process and approve or deny benefit claims; and (vi)

determine the standard of proof required in any case. All determinations and interpretations (including factual determinations) made by the Company and/or its duly authorized designee(s) shall be final and binding upon all participants, beneficiaries and any other individuals claiming benefits or an interest under the Policy. Participants who have questions with respect to the Policy may contact                     .

IV.	AMENDMENT OR TERMINATION OF POLICY

The Company reserves the right to amend, modify or terminate this Policy or any portion of it at any time, and for any reason, except with respect to payments of Severance Pay pursuant to a Separation Agreement previously signed by the Company and a Participant. Any such action shall be authorized in writing.

V.	PROCEDURE FOR CLAIMING BENEFITS

Payment of Severance Pay is granted in appropriate circumstances without application. Severance Pay payments usually begin as soon as administratively appropriate after the Participant’s last day of active employment. However, if a Participant believes that he or she is entitled to Severance Pay under this Policy and such Severance Pay is not granted, the Participant must present a written claim for such Severance Pay to the Plan Administrator within ninety (90) days after the date he or she believes Severance Pay should have commenced to have been received by such person according to this Policy. If the Plan Administrator determines that the claim should be denied, within ninety (90) days of receipt of the request for review, the Plan Administrator will provide the Participant with notice of the denial, written in clear and precise terms and giving specific reasons for the denial. Within sixty (60) days after the Participant is notified of the denial of his or her application, the Participant also has the right to appeal to the Plan Administrator for a full and fair review of any such denial. The Participant also has the right to review any relevant documents and to submit issues and comments in writing to the Plan Administrator, subject to appropriate confidentiality agreements. If the Participant needs more time, the Plan Administrator may allow the Participant more than 60 days to file a request for review. The Plan Administrator shall conduct a hearing and/or take such other steps as the Plan Administrator deems appropriate for a full and fair review of the appeal from the denial of a claim. The Plan Administrator will issue, usually within 60 days after the request for review is received, a final written decision which shall include specific reasons for the decision and references to the pertinent plan provisions on which the decision is based. This decision shall be written in a manner calculated to be understood by the Participant. If the Plan Administrator needs more time, the Plan Administrator’s decision may be delayed until 120 days after the request for review is received.

VI.	INFORMATION REQUIRED BY ERISA

A.	Name of Executive Severance Plan:

The name of the Executive Severance Plan is the Sharper Image Corporation Executive Severance Pay Plan.

B.	Executive Severance Plan Sponsor:

The Executive Severance Plan Sponsor’s name and address are as follows:

Sharper Image Corporation

350 The Embarcadero, Sixth Floor

San Francisco, CA 94105-1218

C.	Type of Executive Severance Plan:

The Executive Severance Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

D.	Executive Severance Plan Administrator:

The Executive Severance Plan Administrator’s name, address and telephone number are as follows (the Executive Severance Plan Administrator reserves the right to change its address and telephone number):

Sharper Image Corporation

350 The Embarcadero, Sixth Floor

San Francisco, CA 94105-1218

Tel.:

Fax:

All correspondence or inquiries to the Executive Severance Plan Administrator should be directed to the attention of                     .

E.	Employer and Executive Severance Plan Identification Numbers:

The employer identification number for the Company is                     . The Executive Severance Plan’s Identification Number is             .

F.	Agent for Service of Legal Process:

The agent for service of legal process is:

Sharper Image Corporation

350 The Embarcadero, Sixth Floor

San Francisco, CA 94105-1218

Attention:

G.	Executive Severance Plan Year:

The Executive Severance Plan Year ends on January 31.

H.	Source of Executive Severance Plan Benefits:

This Policy is intended to be an unfunded plan maintained primarily for the purpose of providing severance pay for a select group of employees, within the meaning of Section 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA). All payments under this Policy are made from the Company’s general assets. Benefits under this Policy are not insured under Title IV of ERISA.

Statement of ERISA Rights

As a participant in the Executive Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Executive Severance Plan participants will be entitled to:

A.	Examine, without charge, at the Executive Severance Plan Administrator’s office and at other specified locations, all Executive Severance Plan documents and copies of all Executive Severance Plan documents filed by the Executive Severance Plan with the U.S. Department of Labor, such as detailed annual reports and Executive Severance Plan descriptions, if applicable.

B.	Obtain copies of all Executive Severance Plan documents and other Executive Severance Plan information upon written request to the Executive Severance Plan Administrator. The administrator may make a reasonable charge for the copies.

In addition to creating rights for Executive Severance Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Executive Severance Plan, called “fiduciaries” of the Executive Severance Plan, have a duty to do so prudently and solely in the interest of you and other Executive Severance Plan participants and beneficiaries.

No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Executive Severance Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance:

If you request certain Executive Severance Plan related materials from the Executive Severance Plan Administrator and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Executive Severance Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Executive Severance Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Executive Severance Plan, you should contact the Executive Severance Plan Administrator. If you have questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, United States Department of Labor.